October 3, 2019

Dennis M. McGrath
Chief Financial Officer
PAVmed Inc.
One Grand Central Place, Suite 4600
New York, NY 10165

       Re: PAVmed Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed April 1, 2019
           File No. 001-37685

Dear Mr. McGrath:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences